Exhibit 10.3

EXECUTION COPY

AMENDED AND RESTATED

AGREEMENT RELATING TO RETENTION AND

NONCOMPETITION AND OTHER COVENANTS

AMENDED AND RESTATED AGREEMENT, dated as of March 29, 2019 (this “Agreement”), by and among Lazard Ltd, a company incorporated under the laws of Bermuda (“Lazard”), Lazard Group LLC, a Delaware limited liability company (“Lazard Group”), on its behalf and on behalf of its subsidiaries and affiliates (collectively with Lazard and Lazard Group, and its and their predecessors and successors, the “Firm”), and Ashish Bhutani (the “Executive”).

WHEREAS, the Executive previously entered into an Amended and Restated Agreement Relating to Retention and Noncompetition and Other Covenants with Lazard and Lazard Group, dated as of March 9, 2016 (such agreement, together with all attachments thereto, the “Prior Retention Agreement”);

WHEREAS, each of the parties hereto desires to amend and restate the Prior Retention Agreement, effective as of the date hereof, in order to (a) extend the term of the Prior Retention Agreement and (b) implement certain other limited changes to the Prior Retention Agreement, as set forth herein; and

WHEREAS, as of the date hereof, the Executive is the Vice Chairman and Managing Director of Lazard Group, Chairman of Lazard’s asset management group and Chief Executive Officer of Lazard Asset Management LLC.

NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Executive, Lazard and Lazard Group hereby agree as follows:

1. Term. Subject to Section 10(c) and to Section 16(b), the “Term” of this Agreement shall commence as of the date hereof and, except as set forth in the remainder of this Section 1, shall continue indefinitely until terminated in accordance with this Section 1. Notwithstanding the foregoing, certain provisions of this Agreement will expire upon March 31, 2022, subject to earlier termination in accordance with this Agreement (the date of termination of such terms, the “Specified Expiration Date”); provided that, upon a Change in Control (as defined in Lazard’s 2018 Incentive Compensation Plan, as it may be amended from time to time, or any successor plan thereto (the “Plan”)), the Specified Expiration Date shall automatically be extended so that it occurs not less than two years from the effective date of such Change in Control. Any party to this Agreement may terminate the Term (and the Executive’s employment) upon three months’ prior written notice to the other party; provided, however, that such notice (or pay in lieu of notice) shall not be required in the event of the termination of the Executive’s employment by reason of the Executive’s death or “disability” (within the meaning of the long-term disability plan of the Firm applicable to the Executive) (“Disability”) or by the Firm for Cause (as defined in Section 3(e) below), may be waived by the Firm in the event of receipt of notice of a termination by the Executive or may, if the Firm wishes to terminate the Term with immediate effect, be satisfied by providing the Executive with his base salary during such three-month period in lieu of such notice; provided further that such notice requirements shall not apply in the event the Executive terminates his employment for any of the circumstances described in clauses (i)-(iv) of the definition of Good Reason provided in Section 3(e) below.

2. [Reserved]

3. Continued Employment. (a) Employment. The Executive hereby agrees to continue in the employ of the Firm, subject to the terms and conditions of this Agreement.

(b) Duties and Responsibilities; Code of Conduct. During the Term until the Specified Expiration Date, the Executive shall continue to (i) serve as a Vice Chairman and Managing Director of Lazard Group, Chairman of Lazard’s asset management group and Chief Executive Officer of Lazard Asset Management LLC, with such authority, duties and responsibilities as are consistent with the authority, duties and responsibilities exercised by the Executive on the date hereof, (ii) report directly to the Firm’s Chief Executive Officer and (iii) other than in respect of charitable, educational and similar activities that do not materially affect the Executive’s duties to the Firm (or in respect of directorships, trusteeships, or similar posts, in each case, that are approved by the Firm’s Chief Executive Officer), devote his entire working time, labor, skill and energies to the business and affairs of the Firm. During the Term, the Executive shall comply with the Firm’s professional code of conduct as in effect from time to time and shall execute on an annual basis and at such additional times as the Firm may reasonably request such code as set forth in the Firm’s “Professional Conduct Manual” or other applicable manual or handbook of the Firm as in effect from time to time and applicable to managing directors in the same geographic location as the Executive.

(c) Compensation.

(i) Base Salary. During the period ending on the Specified Expiration Date, subject to the Executive’s continued employment hereunder, the Executive shall be entitled to receive an annual base salary of not less than $750,000 (“Base Salary”). For purposes of this Agreement, the term Base Salary shall refer to Base Salary as in effect from time to time, including any increases thereto. During the portion of the Term commencing after the Specified Expiration Date, subject to the Executive’s continued employment hereunder, the Executive shall be paid an annualized base salary in the amount of the Executive’s base salary as in effect on the Specified Expiration Date, payable in the same manner as other managing directors in the same geographic location are paid. The Executive’s base salary shall be subject to annual review and increase, but not decrease, unless such decrease is in line with an across-the-board base salary decrease to all managing directors in the same geographic location as the Executive.

(ii) Annual Bonus. During the Term, subject to the Executive’s continued employment hereunder through the date of payment, the Executive may be awarded an annual bonus in an amount determined in the sole discretion of the Compensation Committee of the Board of Directors of Lazard (the “Compensation Committee”). A portion of any such annual bonus may be satisfied in the form of equity compensation or deferred awards which may be subject to vesting conditions or restrictive covenants. Notwithstanding the foregoing, prior to the Specified Expiration Date, so long as the Executive remains employed by the Firm through the end of the applicable fiscal year of Lazard (except as otherwise provided below in this Section 3), Executive shall be entitled to receive an annual bonus to be determined under the terms of the applicable annual bonus plan of Lazard Group on the same basis as annual bonuses are determined for other executive officers of Lazard, with such annual bonus to be paid at the same time(s) and in the same ratio of cash to equity and deferred awards as is applicable to executives of the Firm receiving annual bonuses at a level comparable to the annual bonus of the Executive.

(iii) Long-term Incentive Compensation. Subject to the Executive’s continued employment hereunder, the Executive shall be eligible to participate in any equity incentive plan for executives of the Firm as may be in effect from time to time, in accordance with the terms of any such plan.

(iv) Employee Benefit Plans. Subject to the Executive’s continued employment, the Executive shall continue to be eligible to participate in the employee retirement and welfare benefit plans and programs of the type made available to the Firm’s managing directors generally (or, until the period ending on the Specified Expiration Date, those made available to the senior most executives of the Firm generally), in accordance with their terms and as such plans and programs may be in effect from time to time, including savings, profit-sharing and other retirement plans or programs, 401(k), medical, dental, flexible spending account, hospitalization, short-term and long-term disability and life insurance plans.

(d) Severance Pay and Benefits under Certain Circumstances. (i) Except as set forth in Section 3(d)(ii) below, the Executive’s employment hereunder shall be at-will and not for a definite period or duration. Except as set forth in Section 3(d)(ii) below, subject to the Executive’s right to continue to receive his base salary during the three-month notice period (to the extent not waived by the Firm) provided in Section 1, the Executive shall not be entitled under this Agreement to any severance payments or benefits or, in the absence of a breach of this Agreement by the Firm, any other damages under this Agreement upon termination of the Term or his employment with the Firm for any reason.

(ii) Notwithstanding anything to the contrary contained in Section 3(d)(i), in the event that prior to the Specified Expiration Date the Executive’s employment with the Firm is terminated by the Firm without Cause or by the Executive for Good Reason (in each case, as defined in Section 3(e) below) (a “Qualifying Termination”), the terms of this Section 3(d)(ii) shall apply. Lazard Group shall pay the Executive (subject to the Executive delivering a waiver and release in accordance with Section 3(d)(iii) in the event such Qualifying Termination occurs prior to a Change in Control), in a lump sum in cash on the 61st day after the Date of Termination (as defined in Section 3(e) below), the aggregate of the following amounts: (A) any unpaid Base Salary through the Date of Termination; (B) any earned and unpaid bonus amounts for fiscal years of Lazard completed prior to the Date of Termination (determined in accordance with Section 3(c)(ii) and with any such bonus to be paid in full in cash); and (C) two times the sum of (x) the Base Salary and (y) the average annual bonus (or, to the extent applicable, cash distributions, and including any bonuses paid in the form of equity-based or fund interest awards based on the grant date value of such awards in accordance with the normal valuation methodology used by Lazard) paid or payable (including any such amounts that may be deferred under any plan or arrangement of the Firm) to the Executive for the two completed fiscal years of Lazard immediately preceding the fiscal year during which occurs the Date of Termination (the “Average Bonus”). In addition, upon a Qualifying Termination, for 24 months (the “Benefit Continuation Period”), the Executive and his eligible dependents shall continue to be eligible to participate in the medical and dental benefit plans of Lazard Group on the same basis as the Executive participated in such plans immediately prior to the Date of Termination, to the extent that the applicable plan permits such continued participation for all or any portion of such period (it being agreed that Lazard Group will use its reasonable best efforts to cause such continued coverage to be permitted under the applicable plan for the entire Benefit Continuation Period), which Benefit Continuation Period shall not run concurrently with or reduce the Executive’s right to continued coverage under COBRA and to the extent permitted under the applicable plan, the Executive will receive an additional two years of age and service credit for purposes of determining his eligibility for and right to commence receiving benefits under the retiree health care benefit plans of Lazard Group. For purposes of the provision of the health care benefits as provided above, the amount of such health care benefits provided in any given calendar year shall not affect the amount of such benefits provided in any other calendar year, and the Executive’s right to the health care benefits may not be liquidated or exchanged for any other benefit. In addition, in the case of (1) a Qualifying Termination prior to the Specified Expiration Date or (2) the Executive’s death or termination due to Disability prior to the Specified Expiration Date, with respect to the fiscal year of Lazard during which the Date of Termination occurs, the Executive or his estate, as applicable, shall receive a pro-rata annual bonus payable in cash equal to the product of (I) the Average Bonus and (II) a fraction, the numerator of which is the number of days elapsed in the fiscal year of Lazard in which occurs the Date of Termination through the Date of Termination, and the denominator of which is 365. The pro-rata annual bonus shall be paid at such time or times as Lazard Group otherwise makes incentive payments for such fiscal year (and in all events no earlier than January 1st, and no later than March 15th, of the year following the year in which the Date of Termination occurs).

(iii) Notwithstanding any provision of Section 3(d)(ii), the payments and benefits (other than any earned and unpaid compensation described in clauses (A) and (B) of Section 3(d)(ii)) payable to the Executive pursuant to Section 3(d)(ii) upon a Qualifying Termination prior to a Change in Control shall be subject to and conditioned upon the Executive having delivered to the Firm, no later than the 60th day after the Date of Termination, a waiver and general release of claims in favor of the Firm and its affiliates in the form attached hereto as Exhibit A that has become effective and irrevocable in accordance with its terms (such requirement to execute a release, the “Release Requirement”). Notwithstanding the foregoing, the Release Requirement shall lapse upon a Change in Control.

(iv) For all purposes of this Agreement, including Section 5(a), and for all purposes of the outstanding equity-based awards, fund interest awards, profits interests and any similar awards (collectively, the “Awards”) held by the Executive as of the Date of Termination (as defined in this Agreement), a resignation by the Executive for Good Reason during the Term shall be treated as a termination of the Executive by the Firm without Cause or as a Termination of Employment by the Firm other than for Cause (as such phrase or similar phrases are defined in the Plan) or the award agreements governing the Awards (each, an “Award Agreement”)), as applicable.

(v) In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Section 3(d) and such amounts shall not be reduced whether or not the Executive obtains other employment. Except as provided in Section 16(f) of this Agreement, the Firm’s obligation to make the payments and provide the benefits provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Firm may have against the Executive.

(e) Certain Definitions. For purposes of this Agreement, as applicable, the following terms shall have the following meanings:

“Cause” shall mean: (i) conviction of the Executive of, or a guilty or nolo contendere plea (or the equivalent in a non-United States jurisdiction) by the Executive to, a felony (or the equivalent in a non-United States jurisdiction), or of any other crime that legally prohibits the Executive from working for the Firm; (ii) breach by the Executive of a regulatory rule that materially adversely affects the Executive’s ability to perform his duties to the Firm; (iii) willful and deliberate failure on the part of the Executive (other than any such failure resulting from incapacity due to physical or mental illness or, in the case of clauses (A) and (B), following the Firm’s termination of the Executive other than for Cause or, prior to the Scheduled Expiration Date, the Executive’s termination for Good Reason in accordance with this Agreement) (A) to perform his employment duties in any material respect, (B) to follow specific reasonable directions received from the Firm’s Chief Executive Officer or (C) to comply with the policies of Lazard and its affiliates in any material respect which failure is demonstrably and materially injurious to Lazard or any of its affiliates, in each case following written notice to the Executive of such failure and, if such failure is curable, the Executive’s failing to cure such failure within a reasonable time (but in no event less than thirty (30) days after actual receipt by the Executive of such written notice); or (iv) a breach of the Covenants (as defined in Section 10(a) below) that is (individually or combined with other such breaches) demonstrably and materially injurious to Lazard or any of its affiliates. No act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Firm. Notwithstanding the foregoing, with respect to the events described in clauses (ii), (iii)(A), (iii)(C) and (iv) hereof, the Executive’s acts or failure to act shall not constitute Cause to the extent taken (or not taken) based upon the direct instructions of the Firm’s Chief Executive Officer or upon the direct advice of counsel to the Firm. Except in the case of a termination of the Executive’s employment under clause (i) of the definition of Cause, the cessation of employment of the Executive following a Change in Control shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the board of directors or similar governing body of the entity that is the ultimate parent of the Firm (such board, referred to as the “Applicable Board”) finding that, in the good faith opinion of the Applicable Board, circumstances constituting Cause exist.

“Date of Termination” shall mean (i) if the Executive’s employment is terminated by the Firm for Cause, the date of receipt of the written notice of termination from the Firm or any later date specified therein within thirty (30) days after the Executive’s receipt of such notice, as the case may be, (ii) if the Executive’s employment is terminated by the Firm other than for Cause or Disability, the date that is three months following the date on which the Firm notifies the Executive in writing of such termination (provided that if the Firm wishes to terminate the Term with immediate effect and provide the Executive with three months’ base salary in lieu of notice in accordance with Section 1 above, then the Date of Termination shall be the date on which the Firm notifies the Executive in writing of such termination), (iii) if the Executive’s employment is voluntarily terminated by the Executive without Good Reason, the date as specified by the Executive in the notice of termination, which date shall not be less than three months after the Executive notifies the Firm in writing of such termination, unless waived in writing by the Firm, (iv) if the Executive’s employment is terminated by the Executive for Good Reason, the earlier of (A) the last day of the cure period (assuming no cure has occurred) and (B) the date Lazard Group formally notifies the Executive in writing that it does not intend to cure, unless Lazard Group and the Executive agree to a later date, which shall in no event be later than thirty (30) days following the first to occur of the dates set forth in clauses (A) and (B) of this clause (iv), and (v) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the date on which the Executive’s termination due to Disability is effective for purposes of the applicable long-term disability plan of the Firm, as the case may be. The Firm and the Executive shall take all steps necessary (including with regard to any post-termination services by the Executive) to ensure that any termination of the Executive’s employment described in this Agreement constitutes a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, (x) to the extent that any amounts owed to the Executive under this Agreement are payable upon his termination of employment and are subject to Section 409A of the Code, then to the extent required in order to comply with Section 409A of the Code, such amounts shall not be payable to the Executive unless and until his termination of employment constitutes a “separation from service,” within the meaning of Section 409A of the Code, including the default presumptions thereof and (y) the date on which such separation from service takes place shall be the “Date of Termination.”

“Good Reason” shall mean (i) the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s positions (including status, offices, titles and reporting requirements), authority, duties or responsibilities from those contemplated by Section 3(b) of this Agreement (without regard to whether or not the Specified Expiration Date has passed), or any other action by the Firm which results in a material diminution in such positions (including status, offices, titles and reporting requirements), authority, duties or responsibilities from those contemplated by Section 3(b) of this Agreement (without regard to whether or not the Specified Expiration Date has passed), (ii) any person, other than the Executive, is given the title of “Chairman of Lazard Asset Management LLC” or Chairman of Lazard’s asset management group, unless (A) such person receives such title in connection with a merger or acquisition transaction involving the Firm, on the one hand, and an unrelated company that has an asset management business of comparable size, or greater, to Lazard’s asset management group, on the other hand, and (B) such transaction is approved by the Board of Directors of Lazard, (iii) a material breach by the Firm of the terms of this Agreement, including any material failure by the Firm to comply with Section 3(c) of this Agreement or the nondisparagement covenant in Section 8 of this Agreement, or (iv) without the Executive’s written consent, any requirement that the Executive’s principal place of employment be relocated to a location that increases the Executive’s commute from his primary residence by more than thirty (30) miles. In the event of a termination for Good Reason, the notice requirements of Section 1 of this Agreement shall not apply. Notwithstanding the foregoing, a termination for Good Reason shall not have occurred unless (A) the Executive gives written notice to Lazard Group of termination of employment within ninety (90) days after the Executive first becomes aware of the occurrence of the circumstances constituting Good Reason, specifying in reasonable detail the circumstances constituting Good Reason, and Lazard Group has failed within thirty (30) days after receipt of such notice to cure (if capable of cure) the circumstances constituting Good Reason, and (B) the Executive’s “separation from service” (within the meaning of Section 409A of the Code) occurs no later than the earlier of (x) the last day of the cure period (assuming no cure has occurred) and (y) the date Lazard Group formally notifies the Executive in writing that it does not intend to cure, unless Lazard Group and the Executive agree to a later date, which later date shall in no event be more than two years following the initial existence of one or more of the circumstances giving rise to Good Reason.

(f) Certain Limitations on Payments. In the event that it is determined by reasonable computation by a nationally recognized certified public accounting firm that shall be selected by the Firm prior to any transaction constituting a change of control (which accounting firm shall in no event be the accounting firm for the entity seeking to effectuate such change of control) and reasonably acceptable to the Executive (the “Accountant”), which determination shall be certified by the Accountant and set forth in a certificate delivered to the Executive setting forth in reasonable detail the basis of the Accountant’s determinations, that the aggregate amount of the payments, distributions, benefits and entitlements in the nature of compensation (within the meaning of Section 280G(B)(2) of the Code) by the Firm or any affiliate to or for the Executive’s benefit (including any payment, distribution, benefit or entitlement made by any person or entity effecting a change of control), in each case, that constitute “parachute payments” within the meaning of Section 280G of the Code (such payments, the “Parachute Payments”) that, but for this Section 3(f), would be payable to the Executive, exceeds the greatest amount of Parachute Payments that could be paid to the Executive without giving rise to any liability for any excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law (such tax or taxes being hereafter collectively referred to as the “Excise Tax”), then the aggregate amount of Parachute Payments payable to the Executive shall equal the amount that produces the greatest after-tax benefit to the Executive after taking into account first any positions to mitigate such Excise Tax (including mitigation under a “reasonable compensation” analysis) and second any Excise Tax payable by the Executive. For the avoidance of doubt, this provision shall reduce the amount of Parachute Payments otherwise payable to the Executive, only if doing so would place the Executive in a better net after-tax economic position as compared with not doing so (taking into account the Excise Tax payable in respect of such Parachute Payments). The Firm shall reduce or eliminate the Parachute Payments, as necessary, by first reducing or eliminating the portion of the Parachute Payments provided under this Agreement (the “Agreement Payments”) that are payable in cash and then by reducing or eliminating the non-cash portion of the Agreement Payments, in each case, in reverse order beginning with payments or benefits that are to be paid the furthest in time from the Date of Termination. For purposes of reducing the Parachute Payments to the Executive, only the Agreement Payments (and no other Parachute Payments) shall be reduced.

In connection with making determinations under this Section 3(f) and determining the Excise Tax (if any), the Accountant shall take into account the value of any reasonable compensation for services to be rendered by the Executive before or after the change of control, including the restrictive covenants applicable to the Executive under this Agreement and any other non-competition provisions that may apply to the Executive, and the Firm shall cooperate in the valuation of any such services, including any restrictive covenants. The Firm and the Executive agree that the severance payments payable to the Executive in connection with a Change in Control pursuant to Section 3(d) are in consideration for, among other things, the restrictions and obligations set forth in Sections 4, 5, 6, 7, 8 and 9 of this Agreement, and that, for purposes of any such restrictions, the notice period (if any) prior to the Date of Termination is intended to and functions as an extension of the period of restriction on the Executive. All fees and expenses of the Accountant in implementing the provisions of this Section 3(f) shall be borne by the Firm, and the Firm shall reimburse the Executive for all reasonable legal fees incurred with respect to the calculations under this Section 3(f) and any reasonable legal and accounting fees incurred with respect to disputes related thereto.

(g) Section 409A. It is the intention of the parties that the payments and benefits to which the Executive could become entitled pursuant to this Agreement, as well as the termination of the Executive’s employment under this Agreement, comply with or are exempt from Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, the “separation pay” exception or another exception under Section 409A of the Code shall be paid pursuant to the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of Section 409A of the Code. In this regard, notwithstanding anything in this Agreement to the contrary, all cash amounts (and cash equivalents) that become payable under Section 3(d) on account of the Executive’s termination of employment which is an “involuntary separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(n)) shall be paid as provided under Section 3(d) and in no event later than March 15 of the year following the year in which the Date of Termination occurs. In the event the parties determine that the terms of this Agreement do not comply with Section 409A of the Code, they will negotiate reasonably and in good faith to amend the terms of this Agreement such that they comply with, or are exempt from, Section 409A of the Code (in a manner that attempts to minimize the economic impact of such amendment on the Executive and the Firm) within the time period permitted by the applicable Treasury Regulations and in accordance with IRS Notice 2010-6 and other applicable guidance. All expenses or other reimbursements owed to the Executive under this Agreement shall be for expenses incurred during the Executive’s lifetime or within ten years after his death, shall be payable in accordance with the Firm’s policies in effect from time to time, but in any event, to the extent required in order to comply with Section 409A of the Code, and shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive. In addition, to the extent required in order to comply with Section 409A of the Code, no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year and the Executive’s right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit. Notwithstanding any other provision of this Agreement, if (i) the Executive is to receive payments or benefits by reason of his separation from service (as such term is defined in Section 409A of the Code) other than as a result of his death, (ii) the Executive is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Firm as in effect on the date of the Executive’s separation from service) for the period in which the payment or benefit would otherwise commence, and (iii) such payment or benefit would otherwise subject the Executive to any tax, interest or penalty imposed under Section 409A of the Code (or any regulation promulgated thereunder) if the payment or benefit would commence within six months of a termination of the Executive’s employment, then such payment or benefit will instead be paid, with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”) determined as of the Date of Termination, as provided below in this Section 3(g). Such payments or benefits that would have otherwise been required to be made during such six-month period will be paid to the Executive (or his estate, as the case may be) in one lump sum payment or otherwise provided to the Executive (or his estate, as the case may be) on the earlier of (A) the first business day that is six months and one day after the Executive’s separation from service or (B) the fifth business day following the Executive’s death. Thereafter, the payments and benefits will continue, if applicable, for the relevant period set forth in this Agreement, as the case may be.

4. Confidential Information. In the course of involvement in the Firm’s activities or otherwise, the Executive has obtained or may obtain confidential information concerning the Firm’s businesses, strategies, operations, financial affairs, organizational and personnel matters (including information regarding any aspect of the Executive’s tenure as a managing director, member, partner or employee of the Firm or of the termination of such position, partnership or employment), policies, procedures and other non-public matters, or concerning those of third parties. The Executive shall not at any time (whether during or after the Executive’s employment with the Firm) disclose or use for the Executive’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Firm, any trade secrets, information, data, or other confidential or proprietary information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, plans, or the business and affairs of the Firm; provided that the foregoing shall not apply to information which is not unique to the Firm or which is generally known to the industry or the public other than as a result of the Executive’s breach of this covenant or as required pursuant to an order of a court, governmental agency or other authorized tribunal. The Executive agrees that upon termination of the Executive’s employment with the Firm for any reason, the Executive or, in the event of the Executive’s death, the Executive’s heirs or estate at the request of the Firm, shall return to the Firm immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Firm, except that the Executive (or the Executive’s heirs or estate) may retain personal notes, notebooks and diaries. The Executive further agrees that the Executive shall not retain or use for the Executive’s account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the businesses of the Firm. Without limiting the foregoing, the existence of, and any information concerning, any dispute between the Executive and the Firm shall be subject to the terms of this Section 4, except that the Executive may disclose information concerning such dispute to the arbitrator or court that is considering such dispute, and to the Executive’s legal counsel, spouse or domestic partner, and tax and financial advisors (provided that such persons agree not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

5. Noncompetition. (a) The Executive acknowledges and recognizes the highly competitive nature of the businesses of the Firm. The Executive further acknowledges and agrees that in the course of the Executive’s employment with the Firm, the Executive has been and shall be provided with access to sensitive and proprietary information about the clients, prospective clients, knowledge capital and business practices of the Firm, and has been and shall be provided with the opportunity to develop relationships with clients, prospective clients, consultants, employees, representatives and other agents of the Firm, and the Executive further acknowledges that such proprietary information and relationships are extremely valuable assets in which the Firm has invested and shall continue to invest substantial time, effort and expense. Accordingly, the Executive hereby reaffirms and agrees that while employed by the Firm (including during any applicable notice period) and thereafter until (i) six months after the Date of Termination for any reason other than a termination by the Firm without Cause or by the Executive for Good Reason or (ii) three months after the Date of Termination by the Firm without Cause or by the Executive for Good Reason (such period, the “Noncompete Restriction Period”), the Executive shall not, directly or indirectly, on the Executive’s behalf or on behalf of any other person, firm, corporation, association or other entity, as an employee, director, advisor, partner, consultant or otherwise, engage in a “Competing Activity,” or acquire or maintain any ownership interest in, a “Competitive Enterprise”. For purposes of this Agreement, (A) “Competing Activity” means the providing of services or performance of activities for a Competitive Enterprise in a line of business that is similar to any line of business to which the Executive provided services to the Firm in a capacity that is similar to the capacity in which the Executive acted for the Firm while employed by the Firm, and (B) “Competitive Enterprise” shall mean a business (or business unit) that (1) engages in any activity or (2) owns or controls a significant interest in any entity that engages in any activity, that in either case, competes anywhere with any activity in which the Firm is engaged up to and including the Executive’s Date of Termination. Further, notwithstanding anything in this Section 5, the Executive shall not be considered to be in violation of this Section 5 solely by reason of owning, directly or indirectly, any stock or other securities of a Competitive Enterprise (or comparable interest, including a voting or profit participation interest, in any such Competitive Enterprise) if the Executive’s interest does not exceed 5% of the outstanding capital stock of such Competitive Enterprise (or comparable interest, including a voting or profit participation interest, in such Competitive Enterprise).

(b) The Executive acknowledges that the Firm is engaged in business throughout the world. Accordingly, and in view of the nature of the Executive’s position and responsibilities, the Executive agrees that the provisions of this Section 5 shall be applicable to each jurisdiction, foreign country, state, possession or territory in which the Firm may be engaged in business while the Executive is employed by the Firm.

6. Nonsolicitation of Clients. The Executive hereby agrees that during the Noncompete Restricted Period, the Executive shall not, in any manner, directly or indirectly, (a) Solicit a Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Firm, to the extent the Executive is soliciting a Client to provide them with services that would be considered a Competing Activity if such services were provided by the Executive, or (b) interfere with or damage (or attempt to interfere with or damage) any relationship between the Firm and a Client. For purposes of this Agreement, the term “Solicit” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, persuading, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action, and the term “Client” means any client or prospective client of the Firm, whether or not the Firm has been engaged by such Client pursuant to a written agreement; provided that an entity which is not a client of the Firm shall be considered a “prospective client” for purposes of this sentence only if the Firm made a presentation or written proposal to such entity during the 12-month period preceding the Date of Termination or was preparing to make such a presentation or proposal at the time of the Date of Termination.

7. No Hire of Employees. The Executive hereby agrees that while employed by the Firm (including during any applicable notice period) and thereafter until nine months after the Executive’s Date of Termination (such period, the “No Hire Restriction Period”), the Executive shall not, directly or indirectly, for himself or on behalf of any third party at any time in any manner, Solicit, hire, or otherwise cause any employee who is at the associate level or above, officer or agent of the Firm to apply for, or accept employment with, any Competitive Enterprise, or to otherwise refrain from rendering services to the Firm or to terminate his or her relationship, contractual or otherwise, with the Firm, other than in response to a general advertisement or public solicitation not directed specifically to employees of the Firm.

8. Nondisparagement; Transfer of Client Relationships. The Executive shall not at any time (whether during or after the Executive’s employment with the Firm), and shall instruct his spouse, domestic partner, parents, and any of their lineal descendants (it being agreed that in any dispute between the parties regarding whether the Executive breached such obligation to instruct, the Firm shall bear the burden of demonstrating that the Executive breached such obligation) not to, make any comments or statements to the press, employees of the Firm, any individual or entity with whom the Firm has a business relationship or any other person, if such comment or statement is disparaging to the Firm, its reputation, any of its affiliates or any of its current or former officers, members or directors, except for truthful statements as may be required by law. The Firm (including any designated spokespersons) and the directors and executive officers of the Firm shall not make any comments or statements to the press, other employees of the Firm, any individual or entity with whom the Firm has a business relationship or any other person that is disparaging to the Executive or his reputation, except for truthful statements as may be required by law. The Firm acknowledges that the nondisparagement provision in favor of the Executive under this Section 8 is reasonable in light of all of the circumstances and imposes no undue hardship on the Firm. Accordingly, the Executive shall have the same enforcement rights and remedies with respect to such nondisparagement provision as the Firm has with respect to the Covenants (including, for the avoidance of doubt, the rights and remedies set forth in Sections 11 and 13). Further, such nondisparagement provision shall be subject to reformation on the same basis as the other Covenants pursuant to Section 10(a). During the period commencing on the Executive’s Date of Termination and ending 90 days thereafter, the Executive hereby agrees to take all actions and do all such things as may be reasonably requested by the Firm from time to time to maintain for the Firm the business, goodwill, and business relationships with any of the Firm’s Clients with whom the Executive worked during the term of the Executive’s employment; provided that such actions and things do not materially interfere with other employment of the Executive. Notwithstanding any provision of this Agreement to the contrary (including Section 4 or this Section 8), the Covenants are not intended to, and shall be interpreted in a manner that does not, limit or restrict the Executive from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934).

9. Notice of Termination Required. Pursuant to Section 1 and subject to Section 3(e), the Executive has agreed to provide three months’ written notice to the Firm prior to his termination of employment. The Executive hereby agrees that, if, during the three-month period after the Executive has provided notice of termination to the Firm or prior thereto, the Executive enters (or has entered into) a written agreement to perform Competing Activities for a Competitive Enterprise, such action shall be deemed a violation of Section 5.

10. Covenants Generally. (a) The Executive’s covenants as set forth in Sections 4 through 9 of this Agreement are from time to time referred to herein as the “Covenants”. If any of the Covenants is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such Covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining such Covenants shall not be affected thereby; provided, however, that if any of such Covenants is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such Covenant shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.

(b) The Executive acknowledges that the Executive’s compliance with the Covenants is an important factor to the continued success of the Firm’s operations and its future prospects. The Executive understands that the provisions of the Covenants may limit the Executive’s ability to work in a business similar to the business of the Firm; however, the Executive agrees that in light of the Executive’s education, skills, abilities and financial resources, the Executive shall not assert, and it shall not be relevant nor admissible as evidence in any dispute arising in respect of the Covenants, that any provisions of the Covenants prevent the Executive from earning a living. In connection with the enforcement of or any dispute arising in connection with the Covenants, the wishes or preferences of a Client or prospective Client of the Firm as to who shall perform its services, or the fact that the Client or prospective Client of the Firm may also be a Client of a third party with whom the Executive is or becomes associated, shall neither be relevant nor admissible as evidence. The Executive hereby agrees that prior to accepting employment with any other person or entity during his employment with the Firm or during the Noncompete Restriction Period or the No Hire Restriction Period, the Executive shall provide such prospective employer with written notice of the provisions of this Agreement, with a copy of such notice delivered no later than the date of the Executive’s commencement of such employment with such prospective employer, to the General Counsel of Lazard.

(c) The provisions of Sections 4 through 11 shall remain in full force and effect from the date hereof through the expiration of the period specified therein notwithstanding the earlier termination of the Term or the Executive’s employment. Without limiting the generality of the foregoing, in the event that any current or future Award Agreement includes restrictive covenants with a duration that is shorter than the duration of the Covenants, the duration of any longer Covenants shall be deemed to be automatically incorporated into such Award Agreement, unless otherwise specifically set forth therein. For the avoidance of doubt, (i) in no event shall a violation of the Covenants or any restrictive covenants set forth in any Award Agreement serve as a basis for the forfeiture of any Awards (including any dividend equivalents or shares delivered or amounts payable in respect of settled Awards) from and after a Change in Control, regardless of when the Date of Termination occurs; and (ii) the duration of the Covenants or any restrictive covenants set forth in any Award Agreement shall be for the period specified in the applicable provision (as modified by the immediately preceding sentence), without regard to whether the vesting or settlement date of an Award occurs after the expiration of such period (other than to the extent any such restrictive covenant is extended in connection with the Executive’s receipt of “retirement” treatment as provided in an Award Agreement).

11. Remedies. The Firm and the Executive acknowledge that the time, scope, geographic area and other provisions of the Covenants have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the activities contemplated by this Agreement. The Executive acknowledges and agrees that the terms of the Covenants: (a) are reasonable in light of all of the circumstances, (b) are sufficiently limited to protect the legitimate interests of the Firm, (c) impose no undue hardship on the Executive and (d) are not injurious to the public. The Executive further acknowledges and agrees that the Executive’s breach of the Covenants will cause the Firm irreparable harm, which cannot be adequately compensated by money damages. The Executive also agrees that the Firm shall be entitled to injunctive relief for any actual or threatened violation of any of the Covenants in addition to any other remedies it may have, including money damages. The Executive acknowledges and agrees that any such injunctive relief or other remedies shall be in addition to, and not in lieu of, any forfeitures of awards (required pursuant to the terms of any such awards) that may be granted to the Executive in the future under one or more of the Firm’s compensation and benefit plans.

12. Arbitration. Subject to the provisions of Sections 13 and 14, any dispute, controversy or claim between the Executive and the Firm arising out of or relating to or concerning the provisions of this Agreement, any agreement between the Executive and the Firm relating to or arising out of the Executive’s employment with the Firm or otherwise concerning any rights, obligations or other aspects of the Executive’s employment relationship in respect of the Firm (“Employment Related Matters”), shall be finally settled by arbitration in New York City before, and in accordance with the rules then obtaining of, the Financial Industry Regulatory Authority (“FINRA”) or, if FINRA declines to arbitrate the matter, the American Arbitration Association (the “AAA”) in accordance with the commercial arbitration rules of the AAA. Prior to a Change in Control, each party shall bear its own costs and expenses of any such arbitration. Following a Change in Control, Lazard Group shall pay to the Executive, as incurred, all legal fees and expenses reasonably incurred by the Executive or with respect to the Executive during his lifetime or within ten years after his death in connection with any contest by Lazard Group, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including any action to compel arbitration or enforce any arbitration award or as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement, and whether or not any such contest is under this Section 12 or Section 13 of this Agreement or otherwise), plus Interest determined as of the date such legal fees and expenses were incurred; provided that, the Executive shall promptly repay to Lazard Group all such amounts if the Executive fails to prevail on at least one material issue in dispute in any such contest.

13. Injunctive Relief; Submission to Jurisdiction. Notwithstanding the provisions of Section 12, and in addition to its right to submit any dispute or controversy to arbitration, the Firm may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in the City of New York, whether or not an arbitration proceeding has theretofore been or is ever initiated, for the purpose of temporarily, preliminarily, or permanently enforcing the provisions of the Covenants, or to enforce an arbitration award, and, for the purposes of this Section 13, the Executive (a) expressly consents to the application of Section 14 to any such action or proceeding, (b) agrees that proof shall not be required that monetary damages for breach of the provisions of the Covenants or this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (c) irrevocably appoints the General Counsel of Lazard as the Executive’s agent for service of process in connection with any such action or proceeding, who shall promptly advise the Executive of any such service of process.

14. Choice of Forum. (a) THE EXECUTIVE AND THE FIRM HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE CITY OF NEW YORK OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT OR ANY EMPLOYMENT RELATED MATTERS THAT IS NOT OTHERWISE REQUIRED TO BE ARBITRATED OR RESOLVED ACCORDING TO THE PROVISIONS OF SECTION 12. This includes any suit, action or proceeding to compel arbitration or to enforce an arbitration award. This also includes any suit, action, or proceeding arising out of or relating to any post-employment Employment Related Matters. The Executive and the Firm acknowledge that the forum designated by this Section 14 has a reasonable relation to this Agreement, and to the Executive’s relationship to the Firm. Notwithstanding the foregoing, nothing herein shall preclude the Firm or the Executive from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of Sections 13, 14 or 15.

(b) The agreement of the Executive and the Firm as to forum is independent of the law that may be applied in the action, and the Executive and the Firm agree to such forum even if the forum may under applicable law choose to apply non-forum law. The Executive and the Firm hereby waive, to the fullest extent permitted by applicable law, any objection which the Executive or the Firm now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 14(a). The Executive and the Firm undertake not to commence any action arising out of or relating to or concerning this Agreement in any forum other than a forum described in this Section 14, or, to the extent applicable, Section 12. The Executive and the Firm agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon the Executive and the Firm.

15. Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (UNITED STATES OF AMERICA), WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS WHICH COULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

16. Miscellaneous. (a) This Agreement shall supersede any other agreement, written or oral, pertaining to the matters covered herein.

(b) Sections 3(c), 3(d), 3(e), 3(f), 3(g), 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15 and 16 shall survive the termination of this Agreement and the Executive’s employment and shall inure to the benefit of and be binding and enforceable by the Firm and the Executive.

(c) Notices hereunder shall be delivered to Lazard at its principal executive office directed to the attention of its General Counsel, and to the Executive at the Executive’s last address appearing in the Firm’s employment records. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid.

(d) This Agreement may not be amended or modified, other than by a written agreement executed by the Executive and the Firm, nor may any provision hereof be waived other than by a writing executed by the Executive or the Firm; provided, that any waiver, consent, amendment or modification of any of the provisions of this Agreement shall not be effective against the Firm without the written consent of the Compensation Committee of Lazard or its successors. The Executive may not, directly or indirectly (including by operation of law), assign the Executive’s rights or obligations hereunder without the prior written consent of the Compensation Committee of Lazard or its successors, and any such assignment by the Executive in violation of this Agreement shall be void. This Agreement shall be binding upon the Executive’s permitted successors and assigns. Without the Executive’s consent, Lazard or Lazard Group may at any time and from time to time assign its rights and obligations hereunder to any of its subsidiaries or affiliates (and have such rights and obligations reassigned to it or to any other subsidiary or affiliate); provided that no such assignment shall relieve Lazard or Lazard Group, as the case may be, from its obligations under this Agreement or impair Lazard’s or Lazard Group’s right to enforce this Agreement against the Executive. This Agreement shall be binding upon and inure to the benefit of the Firm and its successors and assigns.

(e) Without limiting the provisions of Section 10(a), if any provision of this Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.

(f) The Firm may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation, and may withhold from, and offset by, any amounts or benefits provided under this Agreement, any amounts owed to the Firm by the Executive, including any advances, expenses, loans, or other monies the Executive owes the Firm pursuant to a written agreement or any written policy of the Firm which has been communicated to the Executive, except to the extent such withholding or offset is not permitted under Section 409A of the Code without the imposition of additional taxes or penalties on the Executive.

(g) Except as expressly provided herein, this Agreement shall not confer on any person other than the Firm and the Executive any rights or remedies hereunder. There shall be no third-party beneficiaries to this Agreement.

(h) The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof. As used in this Agreement, words such as “herein,” “hereinafter,” “hereby” and “hereunder,” and the words of like import refer to this Agreement, unless the context requires otherwise. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The term “or” is not exclusive.

(i) Notwithstanding any provision of this Agreement to the contrary, to the minimum extent necessary to ensure the provision of non-taxable benefits under Section 105(h) of the Code or any similar law, the Firm shall be entitled to alter the manner in which medical benefits are provided to the Executive following termination of his employment; provided that, in no event shall the after-tax cost to the Executive of such benefits be greater than the cost applicable to similarly situated executives of the Firm who have not terminated employment or, following a Change in Control, the cost applicable to the Executive immediately prior to the Change in Control, if more favorable to the Executive.

(j) The Executive acknowledges and agrees that the Executive is subject to the Firm’s Compensation Recovery Policy Applicable to Named Executive Officers, as in effect as of the date hereof (a copy of which has been provided to the Executive).

(k) This Agreement, together with any applicable Award Agreements, constitutes the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and subject matter hereof and supersedes and replaces any and all prior agreements, understandings, statements, representations and warranties, written or oral, express or implied or whenever and howsoever made, directly or indirectly relating to the subject matter hereof, including the Prior Retention Agreement. Notwithstanding the foregoing, the Executive’s Covenants shall operate independently of, and shall be in addition to, any similar covenants to which the Executive is subject pursuant to any other agreement with the Firm.

(l) Upon termination of the Executive’s employment for any reason, Executive agrees to resign, effective as of the Date of Termination, from any positions that the Executive holds with any member of the Firm, including the Board of Directors of Lazard (and any committees thereof) and the board of directors (and any committees thereof) of any of Lazard’s or Lazard Group’s respective affiliates. The Executive hereby agrees to execute any and all documentation of such resignations upon request by the Firm; provided that the Executive shall be treated for all purposes as having so resigned upon the Date of Termination, regardless of when or whether the Executive executes any such documentation. For the avoidance of doubt, the foregoing resignations shall not affect any rights the Executive may have to (i) indemnification from the Firm, including, as a director or officer of Lazard, Lazard Group or any of their respective affiliates, or (ii) any payments or benefits from the Firm in connection with termination of employment, whether pursuant to Section 3(d) of this Agreement or otherwise.

17. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, will constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or electronic means (including by “pdf”) shall be effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, the Executive and the Firm hereto have caused this Agreement to be executed and delivered on the date first above written.

LAZARD LTD,

By:	/s/ Scott D. Hoffman
Name:	Scott D. Hoffman
Title:	General Counsel and Chief Administrative Officer

LAZARD GROUP LLC (on its behalf, and on behalf of its subsidiaries and affiliates),

By:	/s/ Scott D. Hoffman
Name:	Scott D. Hoffman
Title:	General Counsel and Chief Administrative Officer

/s/ Ashish Bhutani
Ashish Bhutani

Exhibit A

WAIVER AND GENERAL RELEASE

Waiver and General Release (“Agreement”), dated as of             , by and between Ashish Bhutani (“Employee” or “you”) and Lazard Group LLC (the “Company”) on behalf of itself and its past and/or present parent entities (including but not limited to Lazard Ltd), and its or their subsidiaries, divisions, controlled affiliates and related business entities (other than any entity that ceased to be an affiliate thereof prior to May 10, 2005) predecessors, successors and assigns, assets, employee benefit plans or funds, and any of its or their respective past and/or present directors, officers, fiduciaries, agents, trustees, administrators, attorneys, employees and assigns, in their capacities as agents for the Company (collectively, the “Company Entities”).

1. Concluding Employment. You acknowledge your separation from employment with the Company effective              (the “Separation Date”), and that after the Separation Date you shall not represent yourself as being a director, officer, employee, agent or representative of any Company Entity for any purpose. The Separation Date shall be the termination date of your employment for all purposes including participation in and coverage under all benefit plans and programs sponsored by or through the Company Entities except as otherwise provided herein. You agree that, other than with permission, you are not allowed on Company premises at any time after the Separation Date. Within 15 business days following the Separation Date, you will be paid for previously submitted un-reimbursed business expenses (in accordance with usual Company guidelines and practices), to the extent not theretofore paid. In addition, you will be paid for any accrued but unused vacation days.

2. Severance Benefits. In exchange for your waiver of claims against the Company Entities and your compliance with the other terms and conditions of this Agreement, the Company agrees to pay or provide to you the amounts and benefits as set forth in Section 3(d) to the Amended and Restated Agreement Relating to Retention and Noncompetition and Other Covenants by and among the Company, Lazard Ltd and you, dated as of March 29, 2019 (such agreement, the “Retention Agreement”) that are conditioned on the Release Requirement (as defined in Section 3(d)(iii)) (the “Severance Benefits”).

3. Acknowledgement. You acknowledge and agree that the Severance Benefits: (a) except as expressly provided herein, are in full discharge of any and all liabilities and obligations of the Company Entities to you, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of the Company Entities and/or any alleged understanding or arrangement between you and the Company Entities; and (b) would not be due to you if you did not execute this Agreement.

4. Release. a. In consideration for the Severance Benefits, except as expressly provided herein, you, for yourself and for your heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter referred to collectively as “Releasors”), forever release and discharge the Company Entities from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever arising out of your employment and/or separation from that employment with the Company Entities, whether known or unknown, which you ever had, now have, or may have against any of the Company Entities by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter up to and including the date on which you sign this Agreement.

b. Without limiting the generality of the foregoing, except as expressly provided herein, this Agreement is intended to and shall release the Company Entities from any and all claims, whether known or unknown, which Releasors ever had, now have, or may have against the Company Entities arising out of your employment and/or your separation from that employment, including, but not limited to: (i) any claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Company Entities subject to the terms and conditions of such plan and applicable law), the Family and Medical Leave Act, and the Sarbanes-Oxley Act of 2002, each as amended; (ii) any claim under the New York State Human Rights Law, or the New York City Administrative Code; (iii) any other claim (whether based on federal, state, or local law, statutory or decisional) relating to or arising out of your employment, the terms and conditions of such employment, or the separation from such employment, including but not limited to breach of contract (express or implied), fraud, misrepresentation, wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (iv) any claim for attorneys’ fees, costs, disbursements and/or the like.

c. Notwithstanding the foregoing, nothing in this Agreement shall be a waiver of any of the following claims or rights: (i) any claims that may arise after the date on which you sign this Agreement, (ii) any rights you may have pursuant to this Agreement and the Retention Agreement (including, without limitation, any rights under Section 3(d) of the Retention Agreement) and Sections 8 and 12 of the Retention Agreement), (iii) any rights you may have to your vested and accrued compensation and benefits under the Retention Agreement, the Company’s employee benefit plans, including compensation and benefits that vest or are required to be paid upon or following your Separation Date or in connection with your separation (including as described in Section 18 hereof), (iv) any rights you may have to indemnification (for the avoidance of doubt, including, without limitation, as a director or officer of any of the Company Entities) or expense reimbursement under the Company’s organizational documents, any director’s and officer’s insurance policy or any other plan, agreement, policy or arrangement with any of the Company Entities, (v) your rights as a holder of stock, units or other equity of any of the Company Entities, (vi) your rights to obtain contribution in the event of the entry of judgment against you as a result of any act or failure to act for which both you and any of the Company Entities are jointly responsible and (vii) any claims that by law cannot be waived.

5. Waiver of Relief. You acknowledge and agree that by virtue of the foregoing, you have waived any relief available to you (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this Agreement. Therefore you agree that you will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Agreement.

6. Cooperation. a. You agree that you will cooperate with the Company and/or the Company Entities and its or their respective counsel as may be reasonably requested taking into account your other obligations in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during your employment in which you were involved or of which you have knowledge, provided that the Company and/or the Company Entities shall bear all reasonable legal fees and other costs incurred by you in connection with your cooperation.

b. You agree that, in the event you are subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to your employment by the Company and/or the Company Entities, to the extent reasonably practicable and subject to all applicable legal requirements, based on the written legal advice of your counsel, you will give prompt notice of such request to                     , Lazard Group LLC, 30 Rockefeller Plaza, New York, NY 10020 (or his or her successor or designee) and will make no disclosure until the Company and/or the Company Entities have had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

7. Confidentiality. The terms and conditions of this Agreement are and shall be deemed to be confidential information and shall be subject to the restrictions and obligations set forth in Section 4 of the Retention Agreement, provided that the exceptions set forth in the last sentence thereof shall apply to this Agreement without regard to whether there is a dispute.

8. Return of Property. You represent that you have returned (or will return) to the Company all property belonging to the Company and/or the Company Entities, including but not limited to all proprietary and/or confidential information (as such terms are used and described in Section 4 of the Retention Agreement) and documents in any form belonging to the Company or in any way relating to the business of the Company that are not otherwise generally available, cell phone, smartphone, keys, card access to the building and office floors, Employee Handbook, phone card, computer user name and password, disks and/or voicemail code; provided, however, that an inadvertent failure to return property of the Company and/or the Company Entities shall not constitute a breach of this Agreement so long as you promptly return such property upon the written request of the Company and/or the Company Entities. For the avoidance of doubt, you may retain your rolodex (or other tangible or electronic equivalent), any personal electronic devices (after giving the Company the opportunity to cleanse them of all confidential information of the Company) and your mobile telephone number as your property. The obligation in this Section 8 is in lieu of, and not in addition to, the similar obligation relating to the return of property and documents in Section 4 of the Retention Agreement but in no way shall affect the other provisions of Section 4 of the Retention Agreement, including, without limitation, with respect to disclosure or use of confidential or proprietary information.

9. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; provided, however, the remaining provisions shall be enforced to the maximum extent possible. Further, if a court should determine that any portion of this Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable.

10. Breach of Agreement. You agree that any breach of this Agreement shall constitute a material breach as to which the Company Entities may seek recoupment of the Severance Benefits.

11. Miscellaneous. a. This Agreement is not intended, and shall not be construed, as an admission that any of the Company Entities has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against you.

b. Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or construing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

12. Assignment. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

13. Governing Law; Arbitration. a. This Agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to the principles of conflicts of law.

b. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled consistent with the provisions of Section 12 of the Retention Agreement.

14. Entire Agreement. You understand that this Agreement and the Retention Agreement constitute the complete understanding between the Company and you, and supersede any and all agreements, understandings, and discussions, whether written or oral, between you and any of the Company Entities. No other promises or agreements shall be binding unless in writing and signed by both the Company and you after the Effective Date (as defined below).

15. Voluntary Agreement. You acknowledge that you: (a) have carefully read this Agreement in its entirety; (b) have been offered the opportunity to have at least 45 days to consider its terms[, and the disclosure information which will be provided as Exhibit A pursuant to the Older Workers Benefit Protection Act]; (c) are hereby advised by the Company in writing to consult with an attorney of your choosing in connection with this Agreement; (d) fully understand the significance of all of the terms and conditions of this Agreement and have discussed them with your independent legal counsel, or had a reasonable opportunity to do so; (e) have had answered to your satisfaction any questions you have asked with regard to the meaning and significance of any of the provisions of this Agreement; and (f) are signing this Agreement voluntarily and of your own free will and agree to abide by all the terms and conditions contained herein.

16. Acceptance. You may accept this Agreement by signing it and returning it to Lazard Group LLC, 30 Rockefeller Plaza, New York, NY 10020, Attention:                     , on or before             . After executing this Agreement, you shall have seven (7) days (the “Revocation Period”) to revoke it by indicating your desire to do so in writing delivered to                     at the address above by no later than 5:00 p.m. on the seventh (7th) day after the date you sign this Agreement. The effective date of this Agreement shall be the eighth (8th) day after you sign it (the “Effective Date”). If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. In the event you do not accept this Agreement as set forth above, or in the event you revoke this Agreement during the Revocation Period, this Agreement and the obligations of the Company to provide the Severance Benefits under Section 3 hereof shall be deemed automatically null and void.

17. Headings and Captions. The headings and captions herein are provided for reference and convenience only. They shall not be considered part of this Agreement and shall not be employed in the construction of this Agreement.

18. Treatment of Awards. You currently hold the awards listed on Annex I to this Agreement (the “Awards”). The Awards [(other than the             )] were granted to you under the [Lazard Ltd 2008 Incentive Compensation Plan] [Lazard Ltd 2018 Incentive Compensation Plan]. Notwithstanding any provision of this Agreement to the contrary, your Awards will be treated in accordance with the terms of the applicable agreement governing the Awards, including but not limited to the Retention Agreement to the extent applicable. For the avoidance of doubt, the Company shall be entitled to withhold from your outstanding Awards the applicable amount of shares or interests (as applicable) needed to cover any federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld with respect to the vesting and settlement of your Awards, including any such taxes due upon your separation from employment with the Company.

Signature:		Date:
NAME

STATE OF _____________ )
) ss.:
COUNTY OF ___________ )

On this      day of                      20      , before me personally came [NAME] to me known and known to me to be the person described and who executed the foregoing Agreement, and [she/he] duly acknowledged to me that [she/he] executed the same.

Notary Public

22